                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number 333-74671-01
                                             ------------

                 Massachusetts RRB Special Purpose Trust BEC-1
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                              c/o BEC Funding LLC
  800 Boylston Street, 17th Floor, Boston, Massachusetts 02199 (617) 369-6000
--------------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         Massachusetts RRB Special Purpose Trust BEC-1 Rate Reduction
         ------------------------------------------------------------
                   Certificates, Class A-1 through Class A-5
                   -----------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
--------------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [_]            Rule 12h-3(b)(1)(i)  [X]
     Rule 12g-4(a)(1)(ii) [_]            Rule 12h-3(b)(1)(ii) [_]
     Rule 12g-4(a)(2)(i)  [_]            Rule 12h-3(b)(2)(i)  [_]
     Rule 12g-4(a)(2)(ii) [_]            Rule 12h-3(b)(2)(ii) [_]
                                         Rule 15d-6           [_]

              Approximate number of holders of record as of the
                       certification or notice date: 52
                                                     --

     Pursuant to the requirements of the Securities Exchange Act of 1934, Massachusetts RRB Special Purpose Trust BEC-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                  Massachusetts RRB Special
                                                  Purpose Trust BEC-1


Date: April 13, 2000                         By:  /s/ Patrick Burns
      --------------                              ------------------------------
                                                        The Bank of New York
                                                  (Delaware) as Delaware Trustee